Exhibit 99

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Jubal Thompson as the undersigned’s true and lawful attorney-in-fact and agent, with full power and authority to prepare, execute, acknowledge, deliver and file beneficial ownership forms, including any amendments or authentications thereto, as may be required by the Securities and Exchange Act of 1934, as amended, with the U.S. Securities and Exchange Commission on behalf of and in the name, place and stead of the undersigned, hereby ratifying all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17 day of December 2004.

Signature:	/s/ David Guernsey

Print Name:	David Guernsey